UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2011

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Half Day Road, Suite 500, Lincolnshire, Illinois		60069
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Incentive Plan

As previously disclosed, under the 2011 Zebra Incentive Plan, each participant other than the Chief Executive Officer is eligible for an incentive award based on two incentive performance components – one is a financial performance component consisting of one or more financial performance goals of the Company, and the other is a second component consisting of one or more other personal performance goals (the “Personal Performance Goals”). The Chief Executive Officer’s incentive award is based solely on a financial performance component. Each participant is also assigned a target incentive award percentage based on annual salary.

On March 7, 2011, the Compensation Committee of the Board of Directors reviewed the 2011 target incentive award percentages for each of the Company’s named executive officers. The following target incentive award percentages apply for 2011: Anders Gustafsson, 100%; Michael C. Smiley, 55%; Philip Gerskovich, 50%; Hugh K. Gagnier, 50%; and William Walsh, 50%.

The Compensation Committee also approved the personal performance goals for the following named executive officers of Zebra: Michael C. Smiley, Hugh K. Gagnier and Philip Gerskovich. Due to the pending sale of the Company’s maritime business which is managed by Mr. Walsh, the Committee did not approve any personal performance goals for Mr. Walsh. If a named executive officer has personal performance goals, twenty percent (20%) of the named executive officer’s target bonus is allocated to the achievement of personal performance goals. The personal performance goals of the named executive officers incorporate current strategic initiatives of Zebra, which relate for example, to technology development, developing customer relationships, revenue growth, product innovation, and cost of goods sold expense management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: March 10, 2011	By:	/s/ Jim Kaput
Jim Kaput
SVP, General Counsel